EXHIBIT 5.2

Allens
Deutsche Bank Place Corner Hunter and Phillip Streets Sydney NSW 2000 Australia	GPO Box 50 Sydney NSW 2001 Australia DX 105 Sydney

T +61 2 9230 4000
F +61 2 9230 5333 www.allens.com.au	ABN 47 702 595 758

17 July 2014

Apache Corporation

2000 Post Oak Boulevard

Suite 100

Houston Texas 77056-4400

UNITED STATES OF AMERICA

Confidential

Dear Ladies and Gentlemen

Form S-3 Registration Statement

We have been engaged to act as Australian legal adviser to Apache Corporation (the Company) in connection with the preparation of a Registration Statement dated on or about the date of this letter on Form S-3 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein and one or more supplements to such prospectus of, among other securities, (i) certain debt securities of Apache Finance Australia Pty Ltd ACN 104 261 261 (the Apache Australia Securities), a proprietary company with limited liability organized under the laws of the Australian Capital Territory, Australia (Apache Australia), and (ii) certain debt securities of Apache Finance Pty Ltd ACN 080 571 900 (the Apache Finance Securities and together with the Apache Australia Securities, the Securities), a proprietary company with limited liability organized under the laws of the Australian Capital Territory, Australia (Apache Finance and together with Apache Australia, the Issuers). The Securities issued by the Issuers will be guaranteed by the Company pursuant to a guarantee provided for as described in the Registration Statement.

We have examined the Registration Statement (to the extent it relates to the Issuers) which is to be filed with the Securities and Exchange Commission, the Constitution of Apache Australia, the Constitution of Apache Finance, executed written resolutions of the Board of Directors of Apache Australia, with respect to the offering of the Apache Australia Securities, and executed written resolutions of the Board of Directors of Apache Finance, with respect to the offering of the Apache Finance Securities. We have also examined such other documents and instruments and made such searches of the published records of the Australian Securities and Investments Commission as we have deemed necessary or appropriate for the expression of the opinion contained herein.

1	Assumptions

For purposes of giving this opinion, we have assumed the following:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies (including, without limitation, the Constitutions for each of Apache Australia and Apache Finance and resolutions of the Board of each of Apache Australia and Apache Finance) and the due completion and execution of all documents submitted to us in draft form, in the same form as the draft submitted;

Our Ref AJPS:120449774

Allens is an independent partnership operating in alliance with Linklaters LLP.

Apache Corporation

(b)	all documents incidental to or contemplated by those documents will be duly executed and delivered in a timely manner in accordance with all applicable legal requirements relevant to them;

(c)	such documents in (a) and (b) are within, or upon their execution and delivery will be within, the capacity and powers of, and have been or will have been validly authorized, executed and delivered by and are or will be binding on, the parties to them, other than the Issuers;

(d)	insofar as any obligation under any such document in (a) and (b) is to be performed in any jurisdiction other than the Commonwealth of Australia, its performance will be legal and enforceable under the law of that jurisdiction;

(e)	each such document in (a) and (b) constitutes or will on execution constitute legal, valid and binding obligations of the parties under the laws of the State of New York enforceable in competent courts of that jurisdiction;

(f)	formalities for execution by each party, other than the Issuers, required by the law of execution of the relevant document in (a) and (b) have been or will be complied with;

(g)	the executed written resolutions of the Board of Directors of Apache Australia sighted by us continue in full force and effect and have not by subsequent resolution (prior to the execution by Apache Australia of any relevant documents referred to in (a) and (b)) been countermanded or negated;

(h)	the executed written resolutions of the Board of Directors of Apache Finance sighted by us continue in full force and effect and have not by subsequent resolution (prior to the execution by Apache Finance of any relevant documents referred to in (a) and (b)) been countermanded or negated;

(i)	the documents referred to in the Registration Statement pursuant to which the Securities are issued contain no provisions, not otherwise described in the Registration Statement, which may render this opinion incorrect;

(j)	the issue of the Securities is for a proper purpose in the best interests of each of the Issuers or the Company (as the holding company of the Issuers); and

(k)	the Securities will not be offered or sold in Australia.

We are not aware of any information to lead us to the belief that these assumptions are not correct.

2	Opinion

Based upon the foregoing and subject to the qualifications set forth below, it is our opinion that, under the current laws of the Australian Capital Territory, Australia and the Commonwealth of Australia, being the jurisdictions applicable to the place of organization of the Issuers, the Issuers have the corporate power and authority to issue the Securities, and the execution and issuance of the Securities have been duly authorized by the Issuers.

3	Qualifications

Our opinion is qualified as follows:

(a)	Our opinion is limited solely to the laws applying in the Australian Capital Territory, Australia and the Commonwealth of Australia as in force at the date of this opinion and we express no opinion herein concerning the laws of any other jurisdiction.

Apache Corporation

(b)	Our opinion is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar law affecting creditors’ rights or debtors’ obligations generally and to general equity principles, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the legality and binding nature of obligation or agreements generally.

(c)	We have relied on a search of public records of the Australian Securities and Investments Commission on 16 July 2014. We note that records disclosed by such search may not be complete or up to date.

(d)	Our opinion is rendered solely for your benefit in connection with the transactions contemplated in the Registration Statement. Our opinion may not be used or relied on by any third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except that Andrews Kurth LLP may rely on this letter and the opinion expressed in this letter as if they were named as the addressee of this letter.

(e)	Other than with respect to the corporate power and authority of the Issuers as aforesaid, we express no opinion whatsoever as to the correctness, validity, enforceability or legal compliance of the Registration Statement, or any documents, transactions, agreements or arrangements referred to in, or contemplated by, the Registration Statement.

4	Consent

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely

/s/ Andrew Pascoe

Andrew Pascoe

Partner

Allens

Andrew.Pascoe@allens.com.au

T +61 2 9230 3741